UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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IMPRIVATA, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 17, 2015

Dear Imprivata Stockholder:

I am pleased to invite you to attend the 2015 Annual Meeting of Stockholders (the “Annual Meeting”) of Imprivata, Inc. (“Imprivata” or the “Company”) to be held on Tuesday, May 12, 2015 at 1:00 p.m. Eastern Time at Goodwin Procter LLP; located at 53 State Street, Boston, MA 02109.

At this year’s Annual Meeting, our stockholders will be asked to: (1) elect the two nominees for Class I director who are named in the Proxy Statement; (2) ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2015; (3) approve the amendment to the 2014 Employee Stock Purchase Plan; and (4) transact any other business that properly comes before the Annual Meeting (including adjournments and postponements thereof).

Details regarding the meeting and the business to be conducted are more fully described in the accompanying Notice of 2015 Annual Meeting of Stockholders (the “Notice”) and the Proxy Statement. Our board of directors recommends that you vote “FOR” each of the proposals listed above. You should carefully read the accompanying Proxy Statement, which contains detailed information concerning each of these proposals.

Your vote is important. Whether or not you plan to attend the Annual Meeting, I hope you will vote as soon as possible. You may vote over the Internet or in person at the Annual Meeting or, if you receive your proxy materials by U.S. mail, you also may vote by mailing a proxy card or by telephone. Please review the instructions on the Notice or on the proxy card regarding your voting options.

Thank you for your ongoing support of and continued interest in Imprivata.

Sincerely,

Omar Hussain

President, Chief Executive Officer

YOUR VOTE IS IMPORTANT

In order to ensure your representation at the meeting, whether or not you plan to attend the Annual Meeting, please vote your shares as promptly as possible over the Internet by following the instructions on your Notice or, if you receive your proxy materials by U.S. mail, by following the instructions on your proxy card. Your participation will help to ensure the presence of a quorum at the meeting and save Imprivata the extra expense associated with additional solicitation. If you hold your shares through a broker, your broker is not permitted to vote on your behalf in the election of directors, unless you provide specific instructions to the broker by completing and returning any voting instruction form that the broker provides (or following any instructions that allow you to vote your broker-held shares via telephone or the Internet). For your vote to be counted, you will need to communicate your voting decision before the date of the Annual Meeting. Voting your shares in advance will not prevent you from attending the Annual Meeting, revoking your earlier submitted proxy or voting your stock in person.

IMPRIVATA, INC.

10 Maguire Road, Building 1, Suite 125

Lexington, MA 02421

NOTICE OF THE 2015 ANNUAL MEETING OF STOCKHOLDERS

To Be Held on May 12, 2015

Notice is hereby given that Imprivata, Inc. will hold its 2015 Annual Meeting of Stockholders (the “Annual Meeting”) on May 12, 2015 at 1:00 p.m. Eastern Time at the offices of Goodwin Procter LLP located at 53 State Street, Boston, MA 02109, to accomplish the following purposes:

•	elect two Class I directors, namely Messrs. Omar Hussain and David Orfao, to hold office until the 2018 annual meeting of stockholders and until their successors are duly elected and qualified, subject to their earlier resignation or removal;

•	ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2015;

•	approve the amendment to the 2014 Employee Stock Purchase Plan; and

•	transact any other business that properly comes before the Annual Meeting (including adjournments and postponements thereof).

The Annual Meeting will begin promptly at 1:00 p.m. Eastern Time, and check-in will begin at 12:30 p.m. Eastern Time. Only stockholders of record at the close of business on March 23, 2015 are entitled to notice of and to vote at the Annual Meeting as set forth in the Proxy Statement. If you plan to attend the Annual Meeting in person, you should be prepared to present photo identification such as a valid driver’s license and verification of stock ownership for admittance. You are entitled to attend the Annual Meeting only if you were a stockholder as of the close of business on March 23, 2015 or hold a valid proxy for the Annual Meeting. If you are a stockholder of record, your ownership as of the record date will be verified prior to admittance into the meeting. If you are not a stockholder of record but hold shares through a broker, trustee, or nominee, you must provide proof of beneficial ownership as of the record date, such as an account statement or similar evidence of ownership. Please allow ample time for the admittance process.

Your vote is important. Whether or not you plan to attend the Annual Meeting, I encourage you to read the Proxy Statement and submit your proxy or voting instructions as soon as possible. Please review the instructions on the proxy card regarding your voting options. You may vote in person at the Annual Meeting, via the Internet, by mail or by telephone.

By Order of the Board of Directors,

John Milton

Vice President, General Counsel and Corporate Secretary

Lexington, MA

April 17, 2015

Important Notice Regarding the Availability of Proxy Materials for the Imprivata 2015 Annual Meeting of Stockholders to Be Held on May 12, 2015: The Notice of 2015 Annual Meeting of Stockholders, proxy statement and our Annual Report on Form 10-K for the fiscal year ended December 31, 2014 are available at www.imprivata.com by following the link for “Investor Relations.” To obtain directions to the offices of Goodwin Procter LLP in order to attend the annual meeting in person, please visit the “Investors – Events and Presentations” section of our website at www.imprivata.com or contact Investor Relations at imprivata@westwicke.com.

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PROXY STATEMENT

FOR THE 2015 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD MAY 12, 2015

GENERAL INFORMATION

Our Board of Directors solicits your proxy on our behalf for the 2015 Annual Meeting of Stockholders (the “Annual Meeting”) and at any postponement or adjournment of the Annual Meeting for the purposes set forth in this Proxy Statement and the accompanying Notice of the 2015 Annual Meeting of Stockholders (the “Notice”). The Annual Meeting will be held at 1:00 p.m. Eastern Time on May 12, 2015 at the offices of Goodwin Procter LLP located at 53 State Street, Boston, MA 02109. We made this Proxy Statement available to stockholders beginning on April 17, 2015.

In this Proxy Statement the terms “Imprivata,” the “Company,” “we,” “us,” and “our” refer to Imprivata, Inc. The mailing address of our principal executive offices is Imprivata, Inc., 10 Maguire Road, Building 1, Suite 125, Lexington, MA 02421.

Record Date:	March 23, 2015

Quorum:	A majority of the shares of all issued and outstanding stock entitled to vote on the record date must be present in person or represented by proxy to constitute a quorum.

Shares Outstanding:	24,001,208 shares of common stock outstanding as of March 23, 2015.

Voting:

There are four ways a stockholder of record can vote:

(1)    By Internet: You may vote over the Internet by following the instructions provided in the Notice or, if you receive your proxy materials by U.S. mail, by following the instructions on the proxy card.

(2)    By Telephone: If you receive your proxy materials by U.S. mail, you may vote by telephone by following the instructions on the proxy card.

(3)    By Mail: If you receive your proxy materials by U.S. mail, you may complete, sign and return the accompanying proxy card in the postage-paid envelope provided.

(4)    In Person: If you are a stockholder as of the record date, you may vote in person at the meeting. Submitting a proxy will not prevent stockholders from attending the Annual Meeting, revoking their earlier-submitted proxy, and voting in person.

In order to be counted, proxies submitted by telephone or Internet must be received by 11:59 p.m. Eastern Time on May 11, 2015. Proxies submitted by U.S. mail must be received before the start of the Annual Meeting.

If you hold your shares through a bank or broker, please follow their instructions.

Revoking Your Proxy	Stockholders of record may revoke their proxies by attending the Annual Meeting and voting in person, by filing an instrument in writing revoking the proxy or by filing another duly executed proxy bearing a later date with our Corporate Secretary before the vote is counted or by voting again using the telephone or Internet before the cutoff time (your latest telephone or Internet proxy is the one that will be counted). If you hold shares through a bank or broker, you may revoke any prior voting instructions by contacting that firm.

Votes Required to Adopt Proposals

Each share of our common stock outstanding on the record date is entitled to one vote on any proposal presented at the Annual Meeting:

For Proposal One, the election of directors, the two nominees receiving the plurality of votes entitled to vote and cast will be elected as directors.

For Proposal Two, a majority of the votes properly cast is required to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2015.

For Proposal Three, a majority of the votes properly cast is required to approve the amendment to the 2014 Employee Stock Purchase Plan.

Effect of Abstentions and Broker Non-Votes

Votes withheld from any nominee, abstentions, and “broker nonvotes” (i.e., where a broker has not received voting instructions from the beneficial owner and for which the broker does not have discretionary power to vote on a particular matter) are counted as present for purposes of determining the presence of a quorum. Shares voting “withheld” have no effect on the election of directors. Abstentions have no effect on the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2015.

Under the rules that govern brokers holding shares for their customers, brokers who do not receive voting instructions from their customers have the discretion to vote uninstructed shares on routine matters, but do not have discretion to vote such uninstructed shares on non-routine matters. Only Proposal Two, the ratification of the appointment of Deloitte & Touche LLP, is considered a routine matter where brokers are permitted to vote shares held by them without instruction. If your shares are held through a broker, those shares will not be voted in Proposal One or Proposal Three unless you affirmatively provide the broker instructions on how to vote.

Voting Instructions	If you complete and submit your proxy voting instructions, the persons named as proxies will follow your instructions. If you submit proxy voting instructions but do not direct how your shares should be voted on each item, the persons named as proxies will vote for the election of the nominees for director, for the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm and for the amendment to the 2014 Employee Stock Purchase Plan. The persons named as proxies will vote on any other matters properly presented at the Annual Meeting in accordance with their best judgment, although we have not received timely notice of any other matters that may be properly presented for voting at the Annual Meeting.

Voting Results	We will announce preliminary results at the Annual Meeting. We will report final results by filing a Form 8-K within four business days after the Annual Meeting. If final results are not available at that time, we will provide preliminary voting results in the Form 8-K and will provide the final results in an amendment to the Form 8-K as soon as they become available.

Additional Solicitation/Costs	We are paying for the distribution of the proxy materials and solicitation of the proxies. As part of this process, we reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to our stockholders. Proxy solicitation expenses that we will pay include those for preparation, mailing, returning and tabulating the proxies. Our directors, officers, and employees may also solicit proxies on our behalf in person, by telephone, email or facsimile, but they do not receive additional compensation for providing those services.

Emerging Growth Company	We are an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012 and, as such, have elected to comply with certain reduced public company reporting requirements. These reduced reporting requirements include reduced disclosure about our executive compensation arrangements and no non-binding advisory votes on executive compensation. We will remain an emerging growth company until the earlier of (1) the last day of the fiscal year (a) following the fifth anniversary of the completion of our initial public offering, (b) in which we have total annual gross revenue of at least $1.0 billion, or (c) in which we are deemed to be a large accelerated filer, which means the market value of our common stock that is held by non-affiliates exceeds $700 million as of the prior June 30th, and (2) the date on which we have issued more than $1.0 billion in non-convertible debt during the prior three-year period.

Householding

If you are a beneficial owner of our common stock and there are multiple beneficial owners at the same address, you may receive fewer Notices or fewer paper copies of the Proxy Statement and the Annual Report on Form 10-K than the number of beneficial owners at that address. The rules of the Securities and Exchange Commission (the “SEC”) permit Goodwin Procter, the Company’s outside counsel, to deliver only one Notice, Proxy Statement and Annual Report on Form 10-K to multiple beneficial owners sharing an address, unless we receive contrary instructions from any beneficial owner at the same address.

If you (1) currently receive only one copy of the proxy materials at a shared address but you wish to receive an additional copy of this Proxy Statement and the Annual Report, or any future proxy statement or annual report or (2) share an address with other beneficial owners who also receive their separate proxy materials and you wish to request delivery of a single copy of the Annual Report on Form 10-K or the proxy statement to the shared address in the future, please contact Investor Relations at Imprivata, Inc., 10 Maguire Road, Building 1, Suite 125, Lexington, MA 02421 or call (781) 674-2700.

PROPOSAL ONE ELECTION OF DIRECTORS

Number of Directors; Board Structure

Our amended and restated certificate of incorporation and bylaws provide that the number of our directors shall be fixed from time to time by a resolution of the majority of our Board of Directors. Immediately prior to the Annual Meeting our Board of Directors will consist of eight members. Our Board of Directors is divided into three staggered classes of directors as nearly equal in number as possible. One class is elected each year at the annual meeting of stockholders for a term of three years. The term of the Class I directors expires at the Annual Meeting. The term of the Class II directors expires at the 2016 annual meeting and the term of the Class III directors expires at the 2017 annual meeting. After the initial terms expire, directors are expected to be elected to hold office for a three-year term or until the election and qualification of their successors in office.

The following presents our current directors, their respective term on the Board of Directors, ages and positions and as of March 31, 2015:

Name	Age	Position
Directors whose terms will expire at the 2015 Annual Meeting
David Orfao(1)(2)	55	Director
Omar Hussain	51	President, Chief Executive Officer, and Director

Directors whose terms will expire at the 2016 Annual Meeting
David Barrett(2)	58	Lead Director
Paul Maeder(3)	61	Director
John Blaeser(1)(2)(3)	73	Director

Directors whose terms will expire at the 2017 Annual Meeting
David Ting	63	Chief Technology Officer and Director
Rodger Weismann(1)	73	Director
John Halamka(3)	52	Director

(1)	Member of the Audit Committee
(2)	Member of the Compensation Committee
(3)	Member of the Nominating and Corporate Governance Committee

Nominees

Based on the recommendation of the nominating and corporate governance committee of our Board of Directors, our Board of Directors has nominated Messrs. Omar Hussain and David Orfao for election as directors to serve for a three-year term ending at the 2018 annual meeting or until their successors are elected and qualified. Each of the nominees is a current member of our Board of Directors and has consented to serve if elected.

Unless you direct otherwise through your proxy voting instructions, the persons named as proxies will vote all proxies received “for” the election of each nominee. If any nominee is unable or unwilling to serve at the time of the Annual Meeting, the persons named as proxies may vote for a substitute nominee chosen by the present Board of Directors. In the alternative, the proxies may vote only for the remaining nominees, leaving a vacancy on the Board of Directors. The Board of Directors may fill such vacancy at a later date or reduce the size of the Board of Directors. We have no reason to believe that any of the nominees will be unwilling or unable to serve if elected as a director.

Recommendation of the Board of Directors

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF EACH OF THE FOLLOWING NOMINEES.

The biographies of each of the nominees and continuing directors below contain information regarding each such person’s service as a director, business experience, director positions held currently or at any time during the last five years and the experiences, qualifications, attributes or skills that caused the nominating and corporate governance committee to determine that the person should serve as a director of the Company. In addition to the information presented below regarding each such person’s specific experience, qualifications, attributes and skills that led the Board of Directors and its nominating and corporate governance committee to the conclusion that he or she should serve as a director, we also believe that each of our directors has a reputation for integrity, honesty and adherence to high ethical standards. Each of our directors has demonstrated business acumen and an ability to exercise sound judgment, as well as a commitment of service to our company and our Board of Directors. Finally, we value our directors’ experience in relevant areas of business management and on other boards of directors and board committees.

Our corporate governance guidelines also dictate that a majority of the Board of Directors be comprised of independent directors whom the Board of Directors has determined have no material relationship with the Company and who are otherwise “independent” directors under the published listing requirements of the New York Stock Exchange (the “NYSE”). The Company has determined with the exception of Mr. Omar Hussain, our President and Chief Executive Officer, and Mr. David Ting, our Chief Technology Officer, all of our other directors qualify as “independent” directors.

Nominees for Election for a Three-Year Term Ending at the 2018 Annual Meeting

Omar Hussain has served as our President, Chief Executive Officer, and as a member of our Board of Directors since 2005. From 2002 to 2005, Mr. Hussain served as our Senior Vice President of Marketing and Operations. From 2000 to 2001, Mr. Hussain served as the Chief Executive Officer of Anchorsilk, Inc., an e-commerce software company. From 1998 to 2000, Mr. Hussain was general manager of Compuware Corporation’s NuMega Labs. From 1996 to 1998, Mr. Hussain served as Vice President of Marketing at NuMega. We believe that Mr. Hussain’s experience holding key executive positions at software companies, coupled with his perspective and history as our chief executive officer, provide him with the qualifications and skills to serve as a member of our Board of Directors.

David Orfao has served as a member of our Board of Directors since March 2002. Since 2000, he has served as a Managing Director of General Catalyst Partners, a venture capital firm, which he co-founded. Prior to joining General Catalyst, Mr. Orfao was the President, Chief Executive Officer and director of Allaire Corporation, a computer software company, from 1997-2000. Mr. Orfao serves on the Board of Directors of Brightcove Inc., an online video platform company as well as numerous privately-held companies. We believe that Mr. Orfao’s experience providing guidance and counsel to a wide variety of Internet and technology companies, and his service on the boards of directors of a range of public and private companies allow him to make valuable contributions to our Board of Directors.

Directors Continuing in Office Until the 2016 Annual Meeting

David Barrett has served as a member of our Board of Directors since March 2002. Mr. Barrett serves as a Managing Partner of Polaris Partners, where he has been a General Partner since 2000. From 1984 to 2000, Mr. Barrett served in numerous senior executive roles for publicly-held software companies. From 1998 to 2000, he served as Chief Operating Officer of Calico Commerce, Inc. From 1996 to 1998, Mr. Barrett served as Senior Vice President of Worldwide Operations for Pure Atria/Rational Software Corporation. From 1984 to 1996, Mr. Barrett was an executive with Lotus Development Corporation/IBM Corporation, including service as Vice President of Sales & Services and General Manager, Government Sales and Marketing. Mr. Barrett has served and currently serves on the boards of directors of numerous privately-held companies through his venture capital firm. He has also served as a director of LogMeIn, Inc., a publicly-held provider of cloud-based software services, and also serves on the Board of Trustees of the Dana-Farber Cancer Institute. We believe that Mr. Barrett’s extensive experience in management and guidance of private and publicly-held software companies throughout periods of rapid growth provide him with the qualifications and skills to serve as a member of our Board of Directors.

Paul Maeder has served as a member of our Board of Directors since 2002. Mr. Maeder is a General Partner and Founder of Highland Capital Partners where he has been since 1987. He currently serves on the boards of numerous private companies and is currently a director and the chairman of the Board of Directors of 2U, Inc. Before co-founding Highland, Mr. Maeder spent three years in venture capital concentrating on software investments. He also held engineering and management positions for six years in medical technology companies. Mr. Maeder was the 2011-2012 Chair of the National Venture Capital Association. He has served on the SEC Advisory Committee on Small and Emerging Companies. Mr. Maeder is a former director of Amp Resources, LLC, Avid Technology, Inc., CheckFree Corporation, Chipcom Corporation, HighGround Systems, Inc., Mainspring, Inc., Relicore, SCH Technologies, SQA, Inc., StreamBase Systems, Inc., Sybase, Inc., Vertica Systems, Inc., VistaPrint Limited, Village Ventures and WebLine Communications Corporation. We believe that Mr. Maeder’s experience in managerial positions at technology companies and in working with numerous start-ups through his venture capital career provide him with the qualifications and skills to serve as a member of our Board of Directors.

John Blaeser has served as a member of our Board of Directors since 2005. From 1995 to 2005, Mr. Blaeser was the President and CEO of Concord Communications, Inc., a publicly held developer of application and network management software. From 1985 to 1995, Mr. Blaeser was a Managing General Partner at EG&G Venture Management. From 1977 to 1985, Mr. Blaeser was the Executive Vice President of Gould Electronics, Inc. From 1999 to 2012, Mr. Blaeser served as a director of Network Engines, Inc. Since 2005, Mr. Blaeser has served as a venture partner as Ascent Venture Partners. We believe that Mr. Blaeser’s experience with private and public technology companies provides him with the qualifications and skills to serve as a member of our Board of Directors.

Directors Continuing in Office Until the 2017 Annual Meeting

David Ting, a founder of our company, has served as Chief Technology Officer and a member of our Board of Directors since 2002. From 1992 to 2002, Mr. Ting was an independent software consultant specializing in advanced digital imaging, on-demand printing and secure imaging solutions for government applications. From 1988 to 1992, Mr. Ting was the technical manager of Kodak’s Boston Technology Center, a systems development group for Eastman Kodak Company. From 1984 to 1988, Mr. Ting managed Atex System’s Imaging Department. We believe that Mr. Ting’s experience in the technology sphere, coupled with his perspective and history as a founder of our company and Chief Technology Officer, provide him with the qualifications and skills to serve as a member of our Board of Directors.

Rodger Weismann has served as a member of our Board of Directors since February 2013. Mr. Weismann has also served as a member of the Board of Directors of Reval, Inc., a private provider of software-as-a-service solutions for treasury and risk management, since March 2011 and was formerly a member of the Board of Directors of Soundbite Communications, Inc., a public provider of mobile marketing and contact center solutions, from May 2012 until July 2013. Since 2010, Mr. Weismann has provided consulting and advisory services to technology companies. From 2004 until April 2009, Mr. Weismann was a Senior Vice President and the Chief Financial Officer of Phase Forward, Inc., a publicly traded provider of data management solutions for clinical trials and drug safety. We believe that Mr. Weismann’s prior operating, financial and accounting experience as a senior executive at several publicly traded companies provide him with the qualifications and skills to serve as a member of our Board of Directors.

Dr. John Halamka has served as a member of our Board of Directors since April 2013. Dr. Halamka is a practicing emergency room physician and has served as the Chief Information Officer at Beth Israel Deaconess Medical Center since 1998. Dr. Halamka has served as faculty at Harvard Medical School since 1996 and was named full professor in 2012. Dr. Halamka served as a member of the Board of Directors of QuantiaMD Inc. Dr. Halamka has served as Chairman of the New England Healthcare Exchange Network. He has also been the co-Chair of the HIT Standards Committee since 2009. Dr. Halamka serves as a member of the Massachusetts HIT Council. Dr. Halamka serves as co-Chair of the Massachusetts HIT Advisory Committee. We believe that Dr. Halamka’s key experience at the intersection of the healthcare industry and technology provides him with the qualifications and skills to serve as a member of our Board of Directors.

Executive Officers and Key Employees

The following presents our current executive officers and key employees, their respective ages and positions and as of March 31, 2015:

Name	Age	Position
Omar Hussain(1)	51	President, Chief Executive Officer and Director
Jeffrey Kalowski(1)	59	Chief Financial Officer
Thomas Brigiotta(1)	52	Senior VP, Worldwide Sales
Carina Edwards	40	Senior VP, Customer Experience
Edward Gaudet	49	General Manager, Imprivata Cortext Products Group
Geoff Hogan	55	Senior VP, Business Development
Dr. Sean Kelly	44	Chief Medical Officer
Kelliann McCabe	45	VP, Human Resources
John Milton	54	VP, General Counsel and Corporate Secretary
Clay Ritchey	44	Chief Marketing Officer
Christopher Shaw(1)	53	Senior VP, General Manager, Imprivata OneSign Products Group
David Ting(1)	63	Chief Technology Officer and Director

(1)	Denotes Executive Officer

Jeffrey Kalowski has served as our Chief Financial Officer since 2007. From 2002 to 2005, Mr. Kalowski served as the Chief Financial Officer of ProfitLogic Inc. From 1997 to 2001, Mr. Kalowski was the Chief Financial Officer of Torrent Systems, which was acquired by Ascential Software. Mr. Kalowski served as the Vice President of Finance & Administration at Looking Glass Technologies from 1995 to 1996. Mr. Kalowski was at Price Waterhouse from 1979 to 1984.

Thomas Brigiotta has served as our Senior Vice President, Worldwide Sales since 2008. From 2006 to 2008, Mr. Brigiotta served as the Senior Vice President of Worldwide Field Operations of StreamService, Inc. From 2004 to 2006, Mr. Brigiotta was the Vice President of World Wide Sales at PMC-Sierra, Inc. From 2003 to 2004, Mr. Brigiotta served as the Vice President of Worldwide Services Sales and Business Development and, from 2000 to 2003, the Vice President of European Sales and Marketing of Cadence Design Systems, Inc.

Carina Edwards has served as our Senior Vice President, Customer Experience since 2012. From 2011 to 2012, Ms. Edwards served as the Vice President of Solutions Marketing for the healthcare information technology division of Nuance Communications, Inc. From 2009 to 2011, Ms. Edwards served as Vice President of Product Management and Marketing at Zynx Health (a subsidiary of Hearst Corporation). From 2006 to 2009, Ms. Edwards served as Director of Clinical Information Systems at Philips Healthcare. From 2002 to 2006, Ms. Edwards served as Director of Marketing and Client Loyalty at Sapient Corporation.

Edward Gaudet has served as our General Manager, Imprivata Cortext Products Group since 2013. From 2010 to 2013, Mr. Gaudet served as our Chief Marketing Officer. From 2007 to 2010, Mr. Gaudet was the Senior

Vice President of Corporate Development, Sales and Marketing for Liquid Machines, Inc. and the Vice President of Product Management and Marketing from 2002 to 2007. Mr. Gaudet has held executive-level roles in various start-up and public software companies including IONA Technologies, Inc., Rational Software Corporation, and SQA, Inc.

Geoff Hogan has served as our Senior Vice President, Business Development since 2004. From 2001 to 2004, Mr. Hogan was the Executive Vice President of Corporate Development and Alliances at Princeton Softech, Inc. Mr. Hogan has held senior level positions with HighGround Systems, Inc., Quantum Corporation, and Digital Equipment Corporation.

Dr. Sean Kelly has served as our Chief Medical Officer since 2011. Since 2001, Dr. Kelly has practiced as an emergency room physician at Beth Israel Deaconess Medical Center, and served as an Assistant Clinical Professor of Medicine at Harvard Medical School. From 2008 to 2011, Dr. Kelly served in hospital administration at Beth Israel Deaconess Medical Center as Director of Graduate Medical Education.

Kelliann McCabe has served as our Vice President, Human Resources since 2013. From November 2011 to 2013, Ms. McCabe was the Chief People Officer at Symbotic LLC. From 2006 to 2011, Ms. McCabe was the Vice President of Human Resources at Netezza Corporation. Ms. McCabe also served as the Director of Human Resources Northeast for CA Technologies, Inc. from 2005 to 2006 and served in various human resources leadership positions, including Vice President of Human Resources for Concord Communications, Inc. from 1996 to 2005.

John Milton has served as our Vice President, General Counsel since 2012. From 2010 to 2012, Mr. Milton served as General Counsel at Empirix Inc. From 2007 to 2008, Mr. Milton served as General Counsel of EqualLogic, Inc. From 2005 to 2007, Mr. Milton served as Deputy General Counsel at Symantec Corporation. From 2002 to 2005, Mr. Milton served as Associate General Counsel at Veritas Software Corporation. From 1991 to 1997, Mr. Milton served as Corporate Counsel at Lotus Development Corporation/IBM Corporation.

Clay Ritchey has served as our Chief Marketing Officer since 2013. From 2010 to 2013, Mr. Ritchey was the Chief Executive Officer of Equinox Healthcare. Prior to Equinox Healthcare, Mr. Ritchey held senior executive marketing and strategy roles at Hill-Rom IT Solutions from 2007 to 2010 and Kronos Incorporated from 2002 to 2007.

Christopher Shaw has served as our Senior Vice President, General Manager, Imprivata OneSign Products Group since 2002. From 1997 to 2002, Mr. Shaw served as the Vice President of Engineering at Netegrity. Prior to Netegrity, Mr. Shaw was an engineering manager and consultant at Switchboard Incorporated, ePresence Inc., and Banyan Systems Inc. Mr. Shaw also held senior engineering roles at Wang Laboratories, Inc., Raytheon Company and Thorn EMI Electronics Ltd.

CORPORATE GOVERNANCE

Meetings of the Board of Directors

Our Board of Directors held five regular meetings in 2014. During their respective terms of service, each director attended at least 75% of all meetings of the Board of Directors and the committees on which they served, which were held during 2014. Under our corporate governance guidelines, directors are expected to be active and engaged in discharging their duties and to keep themselves informed about our business and operations. Directors are also expected to try to attend our annual meeting of stockholders, all meetings of the Board of Directors and all meetings of the committees on which they serve.

Code of Business Conduct and Ethics

We are committed to the highest standards of integrity and ethics in the way we conduct our business. In 2014, our Board of Directors adopted a Code of Business Conduct and Ethics, which applies to all of our employees, officers and directors, including our chief executive officer, our chief financial officer, and our other executive and senior officers. Our Code of Business Conduct and Ethics establishes our policies and expectations with respect to a wide range of business conduct, including the preparation and maintenance of our financial and accounting information, our compliance with laws, and possible conflicts of interest.

Under our Code of Business Conduct and Ethics, each of our directors and employees is required to report suspected or actual violations to the extent permitted by law. In addition, we have adopted separate procedures concerning the receipt and investigations of complaints relating to accounting or audit matters. These procedures have been adopted by the Board of Directors and are administered by our audit committee.

A copy of our Code of Business Conduct and Ethics is available on our Internet website at www.imprivata.com by clicking through “Company,” “Investor Relations,” and “Corporate Governance,” and may also be obtained without charge by contacting our Corporate Secretary at Imprivata, Inc., 10 Maguire Road, Building 1, Suite 125, Lexington, MA 02421. We intend to post any amendments to or waivers from our Code of Business Conduct and Ethics (to the extent applicable to our chief executive officer, principal financial officer or principal accounting officer) on our website.

Independence of the Board of Directors

Consistent with our corporate governance guidelines and NYSE rules, our Board of Directors has determined that, as of the date of this Proxy Statement, six out of the eight members of our Board of Directors are “independent,” the non-independent members being Omar Hussain, our President and Chief Executive Officer and David Ting, our Chief Technology Officer. In addition, all members of the audit, compensation and nominating and corporate governance committees satisfy the applicable independence criteria of the SEC and NYSE.

Identifying and Evaluating Director Nominees

The Board of Directors is responsible for selecting its own members. The Board of Directors delegates the selection and nomination process to the nominating and corporate governance committee, with the expectation that other members of the Board of Directors, and management, will be requested to take part in the process as appropriate.

Generally, the nominating and corporate governance committee identifies candidates for director nominees in consultation with management, through the use of search firms or other advisors, through the recommendations submitted by stockholders or through such other methods as the nominating and corporate governance committee deems to be helpful to identify candidates. Once candidates have been identified, the nominating and corporate governance committee confirms that the candidates meet all of the minimum qualifications for director nominees established by the nominating and corporate governance committee. The nominating and corporate governance committee may gather information about the candidates through interviews, detailed questionnaires, comprehensive background checks or any other means that the nominating and corporate governance committee deems to be appropriate in the evaluation process. The nominating and corporate governance committee then meets as a group to discuss and evaluate the qualities and skills of each candidate, both on an individual basis and taking into account the overall composition and needs of the Board of Directors. Based on the results of the evaluation process, the nominating and corporate governance committee recommends candidates for the Board of Directors’ approval as director nominees for election to the Board of Directors.

Minimum Qualifications

The nominating and corporate governance committee will consider, among other things, the following qualifications, skills and attributes when recommending candidates for the Board of Directors’ selection as nominees for the Board of Directors and as candidates for appointment to the Board of Directors’ committees. The nominee shall have the highest personal and professional integrity, shall have demonstrated exceptional ability and judgment, and shall be most effective, in conjunction with the other nominees to the Board of Directors, in collectively serving the long-term interests of the stockholders.

In evaluating proposed director candidates, the nominating and corporate governance committee may consider, in addition to the minimum qualifications and other criteria for Board of Directors membership approved by the Board of Directors from time to time, all facts and circumstances that it deems appropriate or advisable, including, among other things, the skills of the proposed director candidate, his or her depth and breadth of professional experience or other background characteristics, his or her independence and the needs of the Board of Directors.

Stockholder Recommendations

Stockholders may submit recommendations for director candidates to the nominating and corporate governance committee by sending the individual’s name and qualifications to our Corporate Secretary at Imprivata, Inc., 10 Maguire Road, Building 1, Suite 125, Lexington, MA 02421, who will forward all recommendations to the nominating and corporate governance committee. The nominating and corporate governance committee will evaluate any candidates recommended by stockholders against the same criteria and pursuant to the same policies and procedures applicable to the evaluation of candidates proposed by directors or management.

Stockholder Communications

The Board of Directors provides to every stockholder the ability to communicate with the Board of Directors, as a whole, and with individual directors on the Board of Directors through an established process for stockholder communication. For a stockholder communication directed to the Board of Directors as a whole, stockholders may send such communication to the attention of the Lead Director of the Board via U.S. Mail or Expedited Delivery Service to: Imprivata, Inc., 10 Maguire Road, Building 1, Suite 125, Lexington, MA 02421, Attn: Lead Director of the Board.

For a stockholder communication directed to an individual director in his or her capacity as a member of the Board of Directors, stockholders may send such communication to the attention of the individual director via U.S. Mail or Expedited Delivery Service to: Imprivata, Inc., 10 Maguire Road, Building 1, Suite 125, Lexington, MA 02421, Attn: [Name of Individual Director].

We will forward by U.S. Mail any such stockholder communication to each director, and the Lead Director of the Board in his or her capacity as a representative of the Board of Directors, to whom such stockholder communication is addressed to the address specified by each such director and the Lead Director of the Board, unless there are safety or security concerns that mitigate against further transmission.

Board Leadership Structure and Board’s Role in Risk Oversight

Our Board of Directors oversees the management of risks inherent in the operation of our business and the implementation of our business strategies. Our Board of Directors performs this oversight role by using several different levels of review. In connection with its reviews of the operations and corporate functions of our Company, our Board of Directors addresses the primary risks associated with those operations and corporate functions. In addition, our Board of Directors reviews the risks associated with our Company’s business strategies periodically throughout the year as part of its consideration of undertaking any such business strategies.

Each of our board committees also oversees the management of our Company’s risk that falls within the committee’s areas of responsibility. In performing this function, each committee has full access to management, as well as the ability to engage advisors. Our Chief Financial Officer provides reports to the audit committee and is responsible for identifying, evaluating and implementing risk management controls and methodologies to address any identified risks. In connection with its risk management role, our audit committee meets privately with representatives from our independent registered public accounting firm and our Chief Financial Officer. The audit committee oversees the operation of our risk management program, including the identification of the primary risks associated with our business and periodic updates to such risks, and reports to our Board of Directors regarding these activities.

Our Board of Directors has established, as a position on our Board of Directors, a Lead Director, who is currently David Barrett. The Lead Director has the non-exclusive authority to preside over meetings of the non-management directors of our Board of Directors and carry out such other duties as are also granted by our Board of Directors.

Risks Related to Compensation Policies and Practices

In establishing and reviewing our compensation philosophy and programs, we consider whether such programs encourage unnecessary or excessive risk taking. We believe that our executive compensation program does not encourage excessive or unnecessary risk taking. This is primarily due to the fact that our compensation programs are designed to encourage our executive officers and other employees to remain focused on both short-term and long-term strategic goals. As a result, we do not believe that our compensation programs are reasonably likely to have a material adverse effect on us.

Board Committees

Our Board of Directors has an audit committee, a compensation committee and a nominating and corporate governance committee, each of which has the composition and responsibilities described below. The audit committee, compensation committee and nominating and corporate governance committee all operate under charters approved by our Board of Directors (copies of which can be found on our website by visiting www.imprivata.com and clicking through “Company,” “Investor Relations,” and “Corporate Governance”). Our Board of Directors may from time to time establish other committees.

Audit Committee

John Blaeser, David Orfao and Rodger Weismann currently serve on the audit committee, which is chaired by Rodger Weismann. Our Board of Directors has determined that each of John Blaeser, David Orfao and Rodger Weismann is an independent director under the applicable rules of the NYSE and the SEC. Our Board of Directors has designated Rodger Weismann as an “audit committee financial expert,” as defined under the applicable rules of the SEC. The audit committee held four meetings during 2014. The audit committee’s responsibilities include:

•	appointing, approving the compensation of, and assessing the independence of our independent registered public accounting firm;

•	approving auditing and permissible non-audit services, and the terms of such services, to be provided by our independent registered public accounting firm;

•	reviewing the internal audit plan with our independent registered public accounting firm and members of management responsible for preparing our financial statements;

•	reviewing and discussing with management and our independent registered public accounting firm our annual and quarterly financial statements and related disclosures as well as critical accounting policies and practices used by us;

•	reviewing the adequacy of our internal control over financial reporting;

•	establishing policies and procedures for the receipt and retention of accounting-related complaints and concerns;

•	recommending, based upon the audit committee’s review and discussions with management and our independent registered public accounting firm, whether our audited financial statements shall be included in our Annual Report on Form 10-K;

•	monitoring the integrity of our financial statements and our compliance with legal and regulatory requirements as they relate to our financial statements and accounting matters;

•	preparing the audit committee report required by the rules of the SEC to be included in our annual proxy statement;

•	reviewing all related party transactions for potential conflict of interest situations and approving all such transactions; and

•	reviewing earnings releases.

Compensation Committee

David Barrett, David Orfao and John Blaeser currently serve on the compensation committee, which is chaired by David Barrett. Our Board of Directors has determined that each member of the compensation committee is “independent” as that term is defined in the applicable NYSE rules. The compensation committee held five meetings during 2014. The compensation committee’s responsibilities include:

•	reviewing and approving corporate goals and objectives relevant to the compensation of our Chief Executive Officer;

•	evaluating the performance of our Chief Executive Officer in light of such corporate goals and objectives and determining the compensation of our Chief Executive Officer;

•	reviewing and approving the compensation of our other executive officers;

•	reviewing and establishing our overall management compensation, philosophy and policy;

•	overseeing and administering our compensation and similar plans;

•	evaluating and assessing potential and current compensation advisors in accordance with the independence standards identified in the applicable NYSE rules;

•	retaining and approving the compensation of any compensation advisors;

•	reviewing and approving our policies and procedures for the grant of equity-based awards;

•	reviewing and making recommendations to the Board of Directors with respect to director compensation;

•	preparing the compensation committee report required by the rules of the SEC to be included in our annual proxy statement;

•	reviewing and discussing with management the compensation discussion and analysis to be included in our annual proxy statement or Annual Report on Form 10-K; and

•	reviewing and discussing with the Board of Directors corporate succession plans for the Chief Executive Officer and other key officers.

Nominating and Corporate Governance Committee

John Blaeser, John Halamka and Paul Maeder currently serve on the nominating and corporate governance committee, which is chaired by Paul Maeder. Our Board of Directors has determined that each member of the nominating and corporate governance committee is “independent” as that term is defined in the applicable NYSE rules. The nominating and corporate governance committee held one meeting during 2014. The nominating and corporate governance committee’s responsibilities include:

•	developing and recommending to the Board of Directors criteria for board and committee membership;

•	establishing procedures for identifying and evaluating board of director candidates, including nominees recommended by stockholders;

•	identifying individuals qualified to become members of the Board of Directors;

•	recommending to the Board of Directors the persons to be nominated for election as directors and to each of the board’s committees;

•	developing and recommending to the Board of Directors a set of corporate governance guidelines; and

•	overseeing the evaluation of the Board of Directors and management.

Our Board of Directors may establish other committees from time to time.

Director Compensation

The following table provides information for the year ended December 31, 2014 regarding all compensation awarded to, earned by or paid to each person who served as a non-employee member of our Board of Directors during some portion of that year. Other than as set forth in the table and described more fully below, we did not pay any compensation, make any equity awards or non-equity awards to, or pay any other compensation to any of the non-employee members of our Board of Directors in 2014. Mr. Hussain, who is also our Chief Executive Officer, and Mr. Ting, who is also our Chief Technology Officer, receive no compensation for their service as directors, and, consequently, are not included in this table.

Name	Fees earned or paid in cash(1)	Option awards(2) ($)	Total ($)
David Barrett		—	—
John Blaeser(3)	$20,250	—	—
Dr. John Halamka(4)	$14,000
Paul Maeder		—	—
David Orfao		—	—
Rodger Weismann(5)	$20,000

(1)	Includes amounts paid pursuant to our non-employee director compensation policy, described below, which was implemented as of our initial public offering. These amounts were prorated in 2014 for the portion of the year following the initial public offering.
(2)	We did not grant any options to our directors in 2014.
(3)	As of December 31, 2014, Mr. Blaeser held 827 shares of unvested stock subject to our right of repurchase.
(4)	As of December 31, 2014, Dr. Halamka held an unexercised option to purchase 70,000 shares of common stock.
(5)	As of December 31, 2014, Mr. Weismann held 39,375 shares of unvested stock subject to our right of repurchase.

In connection with our initial public offering, our board of directors adopted a non-employee director compensation policy that is designed to provide a total compensation package that enables us to attract and retain, on a long-term basis, high caliber non-employee directors. Under the policy, all non-employee directors will be paid cash compensation as set forth below. Annual retainers for non-employee members of our board of directors are in addition to the annual retainers for chairpersons and members of the committees of our board of directors. In addition to the compensation set forth below, the non-employee directors shall also receive an additional $1,000 for participation in each special meeting of our board of directors.

Annual Retainer
Board of Directors:
All non-employee members	$25,000
Audit Committee:
Chairman	$15,000
Non-Chairman members	$7,500
Compensation Committee:
Chairman	$10,000
Non-Chairman members	$5,000
Nominating and Corporate Governance Committee:
Chairman	$7,500
Non-Chairman members	$3,000

On the date of the annual meeting of stockholders, each continuing non-employee director who has served on the board of directors for the previous six months will be eligible to receive an annual equity grant for such number of shares of common stock as equal to $75,000 divided by the market price per share on the date of such Annual Grant, issued at market price that vests quarterly over one year.

PROPOSAL TWO RATIFICATION OF THE APPOINTMENT OF

OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have appointed Deloitte & Touche LLP as our independent registered public accounting firm to perform the audit of our consolidated financial statements for the fiscal year ending December 31, 2015, and we are asking you and other stockholders to ratify this appointment. Deloitte & Touche LLP has served as our independent registered public accounting firm since 2003.

The audit committee annually reviews the independent registered public accounting firm’s independence, including reviewing all relationships between the independent registered public accounting firm and us and any disclosed relationships or services that may impact the objectivity and independence of the independent registered public accounting firm, and the independent registered public accounting firm’s performance. As a matter of good corporate governance, the Board of Directors determined to submit to stockholders for ratification the appointment of Deloitte & Touche LLP. A majority of the votes properly cast is required in order to ratify the appointment of Deloitte & Touche LLP. In the event that a majority of the votes properly cast do not ratify this appointment of Deloitte & Touche LLP, we will review our future appointment of Deloitte & Touche LLP.

We expect that a representative of Deloitte & Touche LLP will attend the Annual Meeting and the representative will have an opportunity to make a statement if he or she so chooses. The representative will also be available to respond to appropriate questions from stockholders.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

In connection with our initial public offering, we adopted a policy under which the audit committee must pre-approve all audit and permissible non-audit services to be provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. Pre-approval would generally be requested annually, with any pre-approval detailed as to the particular service, which must be classified in one of the four categories of services listed below. The audit committee may also, on a case-by-case basis, pre-approve particular services that are not contained in the annual pre-approval request. In connection with this pre-approval policy, the audit committee also considers whether the categories of pre-approved services are consistent with the rules on accountant independence of the SEC and the Public Company Accounting Oversight Board.

In addition, in the event time constraints require pre-approval prior to the audit committee’s next scheduled meeting, the audit committee has authorized its Chairperson to pre-approve services. Engagements so pre-approved are to be reported to the audit committee at its next scheduled meeting.

Audit Fees

The following table sets forth the fees billed by Deloitte & Touche LLP for audit, audit-related, tax and all other services rendered for 2014 and 2013:

Fee Category	2014	2013
Audit Fees	$1,704,153	$454,221
Audit-Related Fees	—	25,000
Tax Fees	—	—
All Other Fees	2,600	2,200

Total Fees	$1,706,753	$481,421

Audit Fees. Consist of aggregate fees for professional services provided in connection with the annual audit of our consolidated financial statements, the review of our quarterly condensed consolidated financial statements, consultations on accounting matters directly related to the audit, and comfort letters, consents and assistance with and review of documents filed with the SEC.

Audit-Related Fees. Consist of aggregate fees for accounting consultations and other services that were reasonably related to the performance of audits or reviews of our consolidated financial statements and were not reported above under “Audit Fees”.

Tax Fees. Consist of aggregate fees for tax compliance, tax advice and tax planning services including the review and preparation of our federal and state income tax returns.

All Other Fees. Consist of aggregate fees billed for products and services provided by the independent registered public accounting firm other than those disclosed above. These fees consisted of an amount paid for the use of an online accounting research tool.

The audit committee pre-approved all services performed since the pre-approval policy was adopted.

Recommendation of the Board of Directors

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2015.

Report of the Audit Committee of the Board of Directors

This report is submitted by the audit committee of the Board of Directors (the “Board”) of Imprivata, Inc. (the “Company”). The audit committee consists of the three directors whose names appear below. None of the members of the audit committee is an officer or employee of the Company, and the Board has determined that each member of the audit committee is “independent” for audit committee purposes as that term is defined under Rule 10A-3 of the Exchange Act, and the applicable rules of the NYSE (“NYSE”). Each member of the audit committee meets the requirements for financial literacy under the applicable rules and regulations of the SEC and NYSE. The Board has designated Mr. Weismann as an “audit committee financial expert,” as defined under the applicable rules of the SEC. The audit committee operates under a written charter adopted by the Board.

The audit committee’s general role is to assist the Board in monitoring our financial reporting process and related matters. Its specific responsibilities are set forth in its charter.

The audit committee has reviewed the Company’s consolidated financial statements for 2014 and met with management, as well as with representatives of Deloitte & Touche LLP, the Company’s independent registered public accounting firm, to discuss the consolidated financial statements. The audit committee also discussed with members of Deloitte & Touche LLP the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended (AICPA Professional Standards Vol. 1. AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

In addition, the audit committee received the written disclosures and the letter from Deloitte & Touche LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, and discussed with members of Deloitte & Touche LLP its independence.

Based on these discussions, the financial statement review and other matters it deemed relevant, the audit committee recommended to the Board that the Company’s audited consolidated financial statements for 2014 be included in its Annual Report on Form 10-K for 2014.

The information contained in this audit committee report shall not be deemed to be “soliciting material,” “filed” or incorporated by reference into any past or future filing under the Securities Exchange Act of 1934 or the Securities Act of 1933 unless and only to the extent that the Company specifically incorporates it by reference.

Audit Committee

Rodger Weismann (Chairperson)

John Blaeser

David Orfao

PROPOSAL THREE APPROVAL OF AMENDMENT TO THE IMPRIVATA, INC.

2014 EMPLOYEE STOCK PURCHASE PLAN

General

Shareholders are being asked to approve an amendment to our 2014 Employee Stock Purchase Plan (the “ESPP”), which was originally approved by our Board and our stockholders in 2014.

The Board approved this amendment to the ESPP on September 15, 2014. The amendment to the ESPP increased the limit on the number of shares of our common stock that can be purchased by any one eligible employee during a payment period from 666 shares of our common stock to 1,000 shares of our common stock.

The Board believed that this amendment to the ESPP is in the best interest of those of our stockholders as such amendment will help ensure that a sufficient number of shares of common stock are available for purchase by individuals, which will allow us to continue to utilize equity incentives to attract and retain the services of key individuals essential to our long-term growth and financial success. Stockholders are requested in this proposal to approve the ESPP amendment.

The ESPP allows all full-time and certain part-time employees to purchase shares of our common stock at a discount to fair market value. Employees purchase shares at the end of a payment period using funds deducted from paychecks during the payment period. The ESPP will be an important component of the benefits package that we offer to our employees. We believe that it is a key factor in retaining existing employees, recruiting and retaining new employees and aligning and increasing the interest of all employees in our success.

The following summary of certain major features of the ESPP is subject to the specific provisions contained in the full text of the ESPP set forth as Exhibit 10.13 to the Form S-1/A, as filed on June 11, 2014 and the ESPP amendment, set forth as Exhibit 10.19 to the Form 10-K, as filed March 11, 2015.

Summary of the Employee Stock Purchase Plan

Administration. The ESPP is administered under the direction of the Compensation Committee of the Board, which has authority to interpret the ESPP and to make all other determinations necessary or advisable in administering it.

Eligibility. All full-time, and certain part-time, employees of the Company and participating subsidiaries are eligible to participate in the ESPP. To be eligible, part-time employees must have customary employment of more than 20 hours per week, and must have completed 30 days of employment. Employees who, after exercising their rights to purchase shares under the ESPP, would own shares representing 5% or more of the voting power of our common stock, are also ineligible to participate. As of March 1, 2015, approximately 345 employees were eligible to participate in the ESPP. Participation in the ESPP is at the election of each eligible employee and the amounts received by a participant under the ESPP depend on the fair market value of our common stock on future dates; therefore, the benefits or amounts that will be received by any participant if the ESPP is approved are not currently determinable.

Shares Available for Issuance. Currently, the ESPP authorizes the issuance of up to a total of 448,000 shares of stock to participating employees, with such number to be cumulatively increased on each January 1 by the lesser of (1) one percent of the number of shares of our common stock outstanding on the immediately preceding December 31, (2) 500,000 shares, or (3) such lesser number as determined by our compensation committee. In each case, such numbers are subject to adjustment in the event of a stock split, stock dividend or other change in our capitalization.

Participation. To participate in the ESPP, an eligible employee authorizes payroll deductions in an amount not less than 1% nor greater than 10% of his or her base compensation (i.e., base pay excluding overtime pay, commissions, variable cash compensation and incentive or bonus awards) for each full payroll period in the payment period. To ensure that IRS share limitations are not exceeded, no individual participant may be granted an option under the ESPP to purchase common stock that accrues at a rate which exceeds $25,000 of fair market value of such stock for any calendar year, determined as of the grant date of the option.

Purchases. Eligible employees enroll in a payment period (which generally begin on each March 1 and September 1 and last for six months) during the open enrollment period prior to the start of that payment period. Prior to the amendment, at the end of each payment period, the accumulated deductions are used to purchase shares of our common stock from us up to a maximum of 666 shares for any one employee during a payment period. Upon effectiveness of the amendment, at the end of each payment period, the accumulated deductions are used to purchase shares of our common stock from us up to a maximum of 1,000 shares for any one employee during a payment period.

Shares are purchased at a price equal to 85% of the fair market value of our common stock on either the first business day of the payment period or the last business day of the payment period, whichever is lower. The closing price of our common stock on March 2, 2015, as quoted on the New York Stock Exchange under the symbol “IMPR,” was $13.68 per share.

Termination of Employment. If a participating employee voluntarily resigns or is terminated by us prior to the last day of a payment period, the employee’s option to purchase terminates and the amount in the employee’s account is returned to the employee.

Adjustments Upon Change in Capitalization. In the event of a recapitalization, reclassification, stock split, reverse split, combination of shares, exchange of shares, stock dividend, or similar event, the number and kind of shares that may be purchased under the ESPP is adjusted proportionately such that the proportionate interest of participating employees remains the same, to the extent practicable.

Participation Adjustment. If the number of unsold shares that are available for purchase under the ESPP is insufficient to permit exercise of all rights deemed exercised by all participating employees, a participation adjustment will be made, and the number of shares purchasable by all participating employees is reduced proportionately. Any funds remaining in a participating employee’s account after such exercise are refunded to the employee, without interest.

Amendment. Our Board may amend the ESPP at any time and in any respect. However, without the approval of our stockholders, no amendment may (i) materially increase the number of shares that may be issued under the ESPP; or (ii) change the class of employees eligible to receive options under the ESPP, if such action would be treated as the adoption of a new plan for purposes of Section 423(b) of the Internal Revenue Code.

Termination. Our Board may terminate the ESPP at any time and for any reason or for no reason. Without further action of our Board, the ESPP shall terminate at such time as all shares of common stock that may be made available for purchase under the ESPP have been issued.

U.S. Federal Income Tax Consequences. The ESPP, and the rights of participating employees to make purchases thereunder, qualify for treatment under the provisions of Sections 421 and 423 of the Internal Revenue Code. Under these provisions, no income will be taxable to a participant until the shares purchased under the ESPP are sold or otherwise disposed of.

Upon sale or other disposition of the shares, the participant will generally be subject to tax and the amount of the tax will depend upon the holding period. If the shares are sold or otherwise disposed of more than two years from the first day of the relevant payment period (and more than one year from the date the shares are purchased), then the participant generally will recognize ordinary income measured as the lesser of:

(i)	the excess of the fair market value of the shares at the time of such sale or disposition over the purchase price, or

(ii)	an amount equal to 15% of the fair market value of the shares as of the first day of the applicable payment period.

Any additional gain should be treated as long-term capital gain.

If the shares are sold or otherwise disposed of before the expiration of this holding period, the participant will recognize ordinary income generally measured as the excess of the fair market value of the shares on the date the shares are purchased over the purchase price. Any additional gain or loss on such sale or disposition will be long-term or short-term capital gain or loss, depending on the holding period.

We are not entitled to a deduction for amounts taxed as ordinary income or capital gain to a participant except to the extent ordinary income is recognized by participants upon a sale or disposition of shares prior to the expiration of the holding period(s) described above. In all other cases, no deduction is allowed to us.

The foregoing tax discussion is a general description of certain expected federal income tax results under current law. No attempt has been made to address any state, local, foreign or estate and gift tax consequences that may arise in connection with participation in the ESPP.

Vote Required

The affirmative vote of a majority of shares present in person or represented by proxy at the meeting and entitled to vote on this proposal is required for the approval of the amendment to the ESPP.

Recommendation of the Board of Directors

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” APPROVAL OF AMENDMENT TO THE IMPRIVATA, INC. 2014 EMPLOYEE STOCK PURCHASE PLAN.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information known to us regarding the beneficial ownership of our common stock as of March 1, 2015, for:

•	each person known by us to be the beneficial owner of more than 5% of our common stock;

•	our named executive officers;

•	each of our directors and director nominees; and

•	all executive officers and directors as a group.

Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Except as noted by footnote, and subject to community property laws where applicable, we believe, based on the information provided to us, that the persons and entities named in the table below have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.

The table lists applicable percentage ownership based on 23,971,205 shares of common stock outstanding as of March 1, 2015. Options to purchase shares of our common stock that are exercisable within 60 days of March 1, 2015, are deemed to be beneficially owned by the persons holding these options for the purpose of computing percentage ownership of that person, but are not treated as outstanding for the purpose of computing any other person’s ownership percentage. Unless otherwise indicated, the address for each beneficial owner is c/o Imprivata, Inc., 10 Maguire Road, Building 1, Suite 125, Lexington, MA 02421.

	Shares Beneficially Owned
Name and Address of Beneficial Owner	Shares	Percentage
5% stockholders
Entities affiliated with General Catalyst Group II, L.P.(1)	4,465,078	18.6%
Entities affiliated with Highland Capital Partners VI Limited Partnership(2)	4,465,076	18.6%
Entities affiliated with Polaris Venture Partners III, L.P.(3)	4,465,076	18.6%

Named Directors and Executive Officers:
Omar Hussain(4)	611,625	2.5%
Jeffrey Kalowski(5)	364,348	1.5%
David Ting(6)	783,336	3.2%
David Barrett(7)	4,465,076	18.6%
John Halamka(8)	70,000	*
John Blaeser	101,162	*
David Orfao(9)	4,475,078	18.7%
Paul Maeder(10)	4,465,076	18.6%
Rodger Weismann	69,999	*
Christopher Shaw(11)	342,999	1.4%
Tom Brigiotta(12)	362,414	1.5%
All directors and executive officers as a group (11 individuals)(13)	16,111,113	64.0%

*	Represents beneficial ownership of less than 1%.
(1)	Consists of (i) 160,121 shares held of record by GC Entrepreneurs Fund II, L.P.; (ii) 4,304,957 shares held of record by General Catalyst Group II, L.P. General Catalyst GP II, LLC is the general partner of General Catalyst Partners II, L.P., which is the general partner of each of GC Entrepreneurs Fund II, L.P and General Catalyst Group II, L.P. Each of David Fialkow, David Orfao and Joel Cutler is a Managing Director of General Catalyst GP II, LLC and may be deemed to share voting and investment power over the shares held of record by GC Entrepreneurs Fund II, L.P and General Catalyst Group II, L.P. The address for General Catalyst Group II, L.P. and its affiliates is 20 Cambridge Road, 4th Floor, Cambridge, MA 02138.

(2)	Consists of (i) 2,794,892 shares held of record by Highland Capital Partners VI Limited Partnership (“Highland Capital VI”); (ii) 1,531,768 shares held of record by Highland Capital Partners VI-B Limited Partnership (“Highland Capital VI-B”); (iii) 138,416 shares held of record by Highland Entrepreneurs’ Fund VI Limited Partnership (“Highland Entrepreneurs’ Fund” and together with Highland Capital VI and Highland Capital VI-B, the “Highland Investing Entities”). Highland Management Partners VI Limited Partnership (“HMP”) is the general partner of Highland Capital VI and Highland Capital VI-B. HEF VI Limited Partnership (“HEF”) is the general partner of Highland Entrepreneurs’ Fund. Highland Management Partners VI, Inc. (“Highland Management” is the general partner of both HMP and HEF. Robert Davis, Paul Maeder, a member of our Board of Directors, Daniel Nova, Sean Dalton and Corey Mulloy are the managing directors of Highland Management (together, the “Managing Directors”). Highland Management, as the general partner of the general partners of the Highland Investing Entities, may be deemed to have beneficial ownership of the shares held by the Highland Investing Entities. The Managing Directors have shared voting and investment control over all the shares held by the Highland Investing Entities. The principal business address for the Highland Entities is One Broadway, 16th Floor, Cambridge, MA 02142.
(3)	Consists of 4,287,790 shares held of record by Polaris Venture Partners III, L.P.; (ii) 110,250 shares held of record by Polaris Venture Partners Entrepreneurs’ Fund III, L.P., and (iii) 67,036 shares held of record by Polaris Venture Partners Founders’ Fund III, L.P. Polaris Venture Management Co. III, L.L.C. is the general partner of Polaris Venture Partners III, L.P., Polaris Venture Partners Entrepreneurs’ Fund III, L.P. and Polaris Venture Partners Founders’ Fund III, L.P. The managing members of Polaris Venture Management Co. III, L.L.C. are Terrance McGuire and Jonathan Flint, and as managing members of the general partner, they may be deemed to share voting and investment power over the shares held by Polaris Venture Partners III, L.P., Polaris Venture Partners Entrepreneurs’ Fund III, L.P. and Polaris Venture Partners Founders’ Fund III, L.P. The mailing address of Polaris Venture Partners III, L.P. and its affiliated entities is 1000 Winter Street, Suite 3350, Waltham, MA 02451.
(4)	Includes options to purchase 463,424 shares of common stock that are exercisable within 60 days of March 1, 2015.
(5)	Includes options to purchase 63,332 shares of common stock that are exercisable within 60 days of March 1, 2015.
(6)	Includes options to purchase 303,566 shares of common stock that are exercisable within 60 days of March 1, 2015. Mr. Ting holds 166,666 shares of common stock in a family trust over which he is co-Trustee with his spouse, and with whom he shares voting and investment power over such securities.
(7)	All shares indicated as owned by Mr. Barrett are included because Mr. Barrett is a member of Polaris Venture Management Co. III, L.L.C., the general partner of the entities affiliated with Polaris Venture Partners III, L.P., and as such may be deemed to have voting and investment power with respect to the shares.
(8)	Includes options to purchase 70,000 shares of common stock that are exercisable within 60 days of March 1, 2015.
(9)	Includes 10,000 shares of common stock directly owned by Mr. Orfao. The additional 4,465,078 shares indicated as owned by Mr. Orfao are included because Mr. Orfao is a Managing Director of General Catalyst GP II, LLC, the general partner of the entities affiliated with General Catalyst Group II, L.P. and may be deemed to share voting and investment power with respect to the shares.
(10)	All shares indicated as owned by Mr. Maeder are included because Mr. Maeder is a managing director of Highland Management, the general partner of the entities affiliated with Highland Capital Partners VI Limited Partnership, and as such may be deemed to share voting and investment power with respect to the shares.
(11)	Includes options to purchase 56,666 shares of common stock that are exercisable within 60 days of March 1, 2015.
(12)	Includes options to purchase 228,081 shares of common stock that are exercisable within 60 days of March 1, 2015.
(13)	Includes options to purchase 1,185,069 shares of common stock that are exercisable within 60 days of March 1, 2015.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors and executive officers and persons who own more than 10% of our common stock, to file with the SEC initial reports of beneficial ownership and reports of changes in beneficial ownership. Officers, directors and greater than 10% stockholders are required by SEC regulations to furnish us with copies of all such reports.

To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, we believe that for 2014, all required reports were filed on a timely basis under Section 16(a).

Equity Compensation Plan Information

The following table sets forth information as of December 31, 2014 regarding shares of common stock that may be issued under the our equity compensation plans, consisting of our 2014 Stock Option and Incentive Plan and our Amended and Restated 2002 Stock Option and Incentive Plan. We do not have any non-stockholder approved equity compensation plans.

Plan Category	Number of shares of Common Stock to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)(#)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (b)($)	Number of Shares of Common Stock Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)
Equity compensation plans approved by stockholders	3,709,156	$3.84	2,347,615

EXECUTIVE COMPENSATION

Compensation Overview

The compensation discussion, which should be read together with the compensation tables set forth below, provides information regarding our executive compensation program for our named executive officers for 2014, who are Omar Hussain, President and Chief Executive Officer, Jeffrey Kalowski, our Chief Financial Officer, and Thomas Brigiotta, our Senior Vice President of Worldwide Sales. We refer to these three executive officers as our named executive officers.

Our executive compensation program is administered by our compensation committee in consultation with our board of directors. The primary objectives of our executive compensation program are to retain key executives, attract new talent, and link compensation achievement to business objectives.

A key objective of our compensation program is to allow us to retain and, as needed, attract qualified executives. We believe that our ability to keep our senior executive team intact over our tenure is tied to our compensation programs. Additionally, for us to be appropriately positioned to attract new talent as needed, we must be prepared to be, and be perceived as, an employer that offers competitive compensation.

Elements of Compensation

Base salary

Our compensation committee reviews the base salaries of our executive officers, including our named executive officers, from time to time and makes adjustments as it determines to be reasonable and necessary to reflect the scope of an executive officer’s performance, contributions, responsibilities, experience, prior salary level, position (in the case of a promotion) and market conditions.

Annual cash bonuses

We also believe that a significant portion of our executives’ cash compensation should be based on the attainment of business goals established by our board of directors. Each of our named executive officers participated in our 2014 Executive Management Bonus Plan, or the 2014 Bonus Plan. The 2014 Bonus Plan provides for formula-based incentive payments to each of our named executive officers based upon the achievement of (i) corporate revenue goals, and (ii) certain customer achievement goals, except for Mr. Brigiotta, whose incentive payments under the 2014 Bonus Plan were solely based upon the achievement of certain customer achievement goals. As the head of our worldwide sales organization, Mr. Brigiotta also participates in a sales commission plan, based on the achievement of bookings.

Equity-based compensation

Equity-based compensation provides employees a common interest with our investors to increase the value of our common stock. We have historically granted equity awards to our employees, including our named executive officers, in the form of stock options to purchase shares of our common stock. We believe that stock options, which are granted with exercise prices equal to the fair market value of our common stock on the date of grant, provide an appropriate long-term incentive for our executive officers, since stock options have value only if the stock price increases over time. In addition, stock options help retain key employees because they typically cannot be fully exercised until vested or, to the extent they are exercised prior to vesting, are subject to a right of repurchase until vested. Any unexercised options are forfeited if the employee leaves the employ of our company. We believe that the vesting provision also helps focus our employees on long-term performance.

As a private company that did not grant equity awards to senior management on a regular basis, we did not adopt a policy around the timing of our equity awards. After we became a publicly held company, we adopted guidelines for making annual refresh awards to senior management, and that equity awards would otherwise be made throughout the year to new hires and upon promotions or similar events.

Summary Compensation Table – 2014 and 2013

The following table provides information regarding the total compensation for services rendered in all capacities that was earned during the fiscal year ended December 31, 2014 and December 31, 2013 by our principal executive officer and the two most highly-compensated executive officers (other than the Chief Executive Officer) who were serving as executive officers as of December 31, 2014. These individuals were our named executive officers for fiscal 2014.

Name and principal position	Year	Salary ($)	Bonus ($)		Option awards ($)(1)	Non-equity incentive plan compensation ($)		All other compensation ($)(2)	Total ($)
Omar Hussain	2014	$350,000	$70,000	(3)		$440,000	(4)	$13,897	$873,897
President & Chief Executive Officer	2013	$260,000	$16,744	(3)	$414,465	$236,821	(4)	$324	$928,354

Jeffrey Kalowski	2014	$275,000	$35,000	(3)	—	$220,000	(4)	$1,120	$531,120
Chief Financial Officer	2013	$200,000	$10,465	(3)	$193,417	$148,013	(4)	$324	$552,219

Thomas Brigiotta	2014	$270,000	—		—	$248,617	(5)	$14,075	$532,692
Senior VP Worldwide Sales	2013	$230,000	—		$193,417	$276,068	(6)	$324	$699,809

(1)	The amounts reported represent the aggregate grant date fair value of the stock options awarded to the named executive officer in 2013, calculated in accordance with ASC Topic 718. Such grant date fair value does not take into account any estimated forfeitures related to service-vesting conditions. The assumptions used in calculating the grant date fair value of the stock options reported in this column are set forth in the notes to our audited financial statements contained in our Annual Report on Form 10-K for the year ended December 2014, which are incorporated by reference herein.
(2)	The amounts reported in the All other compensation column represent payments for long term disability premiums and for each of Mr. Hussain and Mr. Brigiotta, $13,006, which represents the value of a sales incentive trip.
(3)	The amounts reported represent discretionary bonuses payable for performance in connection with the initial public offering.
(4)	The amounts reported represent non-equity incentive compensation payable under the 2014 Bonus Plan.
(5)	Consists of $216,617 paid in connection with his variable commission plan and $32,000 of non-equity incentive compensation paid under the 2014 Bonus Plan.
(6)	Consists of $236,068 paid in connection with his variable commissions plan and $40,000 paid in connection with an incentive arrangement under which he was eligible to receive additional quarterly incentive payments based upon achievement of quarterly GAAP revenue targets.

Outstanding Equity Awards at Fiscal Year-End Table – 2014

The following table provides information with respect outstanding stock options held by each of our named executive officers as of December 31, 2014.

	Option awards(1)
Name	Vesting commencement date		Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) unexercisable	Option exercise price ($)	Option expiration date
Omar Hussain(2)	10/1/2005	(4)	365,000	—	$0.57	5/3/2016
	5/4/2006	(4)	40,000	—	0.57	5/3/2016
	2/13/2008	(4)	133,332	—	1.40	2/12/2018
	2/13/2008	(4)	38,790	—	1.40	9/11/2018
	9/30/2011	(5)	109,721	—	1.92	9/29/2021
	11/6/2013		100,000	—	7.98	11/5/2023

Jeffrey Kalowski	12/11/2012		16,666	—	3.15	12/10/2022
	11/6/2013		46,666	—	7.98	11/5/2023

Thomas Brigiotta	9/3/2008	(3)	157,521	—	1.40	9/11/2018
	6/30/2010	(6)	10,561	—	1.40	9/28/2020
	12/11/2012		13,333	—	3.15	12/10/2022
	11/6/2013		46,666	—	7.98	11/5/2023

(1)	Each stock option was granted pursuant to our Amended and Restated 2002 Stock Option and Incentive Plan, or our 2002 Plan, and is subject to an early exercise provision and is immediately exercisable. Early-exercised options are subject to repurchase by us at the original exercise price, which right lapses pursuant to the option’s vesting schedule. Unless otherwise described in the footnotes below, the shares of common stock subject to such stock options will vest monthly over a four-year period at the rate of 2.083% per month, commencing on the one-month anniversary of the vesting commencement date, subject in each case to continued service with our company through such vesting date.
(2)	Pursuant to a court-approved divorce agreement, Mr. Hussain transferred a portion of each of the reported awards (other than the award with a vesting commencement date in 2013) to his former spouse. With respect to the stock options with vesting commencement dates prior to 2011, Mr. Hussain has transferred 50% of each such stock option to his former spouse and, with respect to the stock option with a vesting commencement date in 2011, Mr. Hussain has transferred 34,858 shares subject to such stock option to his former spouse. After taking into account such transfer, Mr. Hussain holds options to purchase 463,424 shares of common stock and Mr. Hussain’s former spouse holds options to purchase 323,419 shares of common stock.
(3)	The vesting has been met and this stock option is fully vested and exercisable.
(4)	As noted in footnote 2 above, 50% of this stock option has been transferred to Mr. Hussain’s former spouse.
(5)	This stock option vests with respect to 25% of the shares subject to the stock option on the first anniversary of the vesting commencement date and 2.083% of the shares subject to the stock option on each one-month anniversary thereafter until fully vested, subject in each case to continued service with our company through such vesting date. As noted above, 34,858 shares subject to this stock option have been transferred to Mr. Hussain’s former spouse.
(6)	This stock option vests with respect to 6.25% of the shares subject to the stock option on the three-month anniversary of the vesting commencement date and 2.083% of the shares subject to the stock option on each one-month anniversary thereafter until fully vested, subject in each case to continued service with our company through such vesting date.

Executive Employment Arrangements

Mr. Hussain. On April 30, 2014, we entered into an employment agreement with Mr. Hussain for the position of President and Chief Executive Officer. Mr. Hussain currently receives a base salary of $350,000, which may be adjusted at the discretion of the compensation committee. Mr. Hussain is also eligible to participate in an annual bonus plan. Mr. Hussain is eligible to participate in our employee benefit plans, to the extent he is eligible for such plans.

Mr. Kalowski. On April 30, 2014, we entered into an employment agreement with Mr. Kalowski for the position of Chief Financial Officer. Mr. Kalowski currently receives a base salary of $275,000, which may be adjusted at the discretion of the compensation committee. Mr. Kalowski is also eligible to participate in an annual bonus plan. Mr. Kalowski is eligible to participate in our employee benefit plans, to the extent he is eligible for such plans.

Mr. Brigiotta. On April 30, 2014, we entered into an employment agreement with Mr. Brigiotta for the position of Senior Vice President, Worldwide Sales. Mr. Brigiotta currently receives a base salary of $270,000, which may be adjusted at the discretion of the compensation committee. Mr. Brigiotta is also eligible to participate in an annual commission plan. Mr. Brigiotta is eligible to participate in our employee benefit plans, to the extent he is eligible for such plans.

Payments provided upon termination of employment not in connection with change in control

Under the terms of the employment agreements with our named executive officers, if we terminate the named executive officer’s employment for any reason other than for cause, death or disability, or the named executive officer terminates his employment with us for good reason, the named executive officer will be entitled to receive the following payments and benefits:

•	an amount equal to one times, in the case of Messrs. Hussain and Kalowski, and 0.5 times, in the case of Mr. Brigiotta, the sum of (i) his then-current annual base salary and (ii) such executive’s target bonus for the fiscal year in which the employment termination occurs; and

•	in the case of Messrs. Hussain and Kalowski, all stock options or other stock-based awards with time-based vesting held by such officer shall immediately accelerate and become fully exercisable and non-forfeitable as of the date of termination; and

•	if the named executive officer was participating in our group health plan immediately prior to the date of termination and elects COBRA continuation, monthly cash payments in an amount equal to the monthly employer contribution that we would have made to provide health insurance to the named executive officer if he had remained employed with us until the earlier of 12 months following the date of termination in the case of Messrs. Hussain and Kalowski and six months following the date of termination in the case of Mr. Brigiotta or the end of the named executive officer’s COBRA health continuation period.

Such amounts shall be paid out in substantially equal installments in accordance with our payroll practice over 12 months or six months, as applicable, commencing within 60 days after the date of termination. The payment of any such severance compensation is subject to the named executive officer’s execution and non-revocation of a separation agreement containing, among other things, a general release of claims in favor of us and related person and entities and confidentiality, return of property and non-disparagement provisions.

Payments provided upon a change in control

Under the terms of the employment agreements we have entered into with our named executive officers, upon a change in control, all stock options or other stock-based awards with time-based vesting held by Messrs. Hussain and Kalowski shall immediately accelerate and become fully exercisable and non-forfeitable as of the date of the change in control. In addition, if the named executive officer terminates his employment with us for good reason or if we terminate his employment other than for cause, death or disability, in either case on or within 12 months following a change in control, the named executive officer will be entitled to receive the following payments and benefits in lieu of, and not in addition to, the severance payments and benefits described above.

•	an amount equal to 1.5 times, in the case of Messrs. Hussain and Kalowski, and one times, in the case of Mr. Brigiotta, the sum of (i) his then-current annual base salary (or the annual base salary in effect immediately prior to the change in control, if higher) and (ii) such executive’s target bonus for the fiscal year in which the change in control occurs;

•	in the case of Mr. Brigiotta, all stock options or other stock-based awards with time-based vesting held by Mr. Brigiotta shall immediately accelerate and become fully exercisable and non-forfeitable as of the date of termination; and

•	if the named executive officer was participating our group health plan immediately prior to the date of termination and elects COBRA continuation, monthly cash payments in an amount equal to the monthly employer contribution that we would have made to provide health insurance to the named executive officer if he had remained employed with us until the earlier of 18 months following the date of termination in the case of Messrs. Hussain and Kalowski and 12 months following the date of termination in the case of Mr. Brigiotta or the end of the named executive officer’s COBRA health continuation period.

Such amounts shall be paid out in substantially equal installments in accordance with our payroll practice over 18 or 12 months, as applicable, commencing 60 days after the date of termination. The payment of any such severance compensation is subject to the named executive officer’s execution and non-revocation of a separation agreement containing, among other things, a general release of claims in favor of us and related person and entities and confidentiality, return of property and non-disparagement provisions.

Definitions

For purposes of the employment agreements with the named executive officers, “cause” means:

•	the commission by the named executive officer of any felony, any crime involving us, or any crime involving fraud, moral turpitude or dishonesty;

•	breach of any material provision of any invention and non-disclosure agreement or non-competition and non-solicitation agreement with us, which breach is not cured within 10 days written notice thereof;

•	any intentional misconduct or gross negligence on the named executive officer’s part which has a material adverse effect on our business or reputation; or

•	the named executive officer’s repeated and willful failure to perform the duties, functions and responsibilities of such officer’s position after a written warning from us.

A termination of employment without cause shall not be deemed to exist solely as a result of the named executive officer being an employee of any direct or indirect successor to our business or assets, rather than continuing as an employee of us following a change in control.

For purposes of the employment agreements, “change in control” means:

•	the sale of all or substantially all of our assets on a consolidated basis to an unrelated person or entity;

•	a merger, reorganization or consolidation pursuant to which the holders of our outstanding voting power and outstanding stock immediately prior to such transaction do not own a majority of the outstanding voting power and outstanding stock of the resulting or successor entity (or its ultimate parent, if applicable) immediately upon completion of such transaction;

•	the sale of all of our stock an unrelated person, entity or group thereof acting in concert; or

•	any other transaction in which the owners of our outstanding voting power immediately prior to such transaction do not own at least a majority of our outstanding voting power or the voting power of any successor entity immediately upon completion of the transaction other than as a result of the acquisition of securities directly from us.

For purposes of the employment agreements, a named executive officer is considered “disabled” if, as a result of such executive’s incapacity due to physical or mental illness, the executive shall have been absent from his duties to us on a full-time basis for 180 calendar days in the aggregate in any 12-month period.

For purposes of the employment agreements, “good reason” means that the named executive officer has complied with the “good reason process” following the occurrence of any of the following events without his consent:

•	a material diminution in the named executive officer’s position, responsibilities, authority or duties;

•	a material diminution in the named executive officer’s base salary except for across-the-board salary reductions based on our financial performance similarly affecting all or substantially all senior management employees; or

•	a material change in the geographic location at which the named executive officer provides services to us, not including business travel and short-term assignments.

For purposes of the employment agreements, “good reason process” means:

•	the named executive officer reasonably determines in good faith that a good reason condition has occurred;

•	the named executive officer notifies us in writing of the first occurrence of the good reason condition within 60 days of the first occurrence of such condition;

•	the named executive officer cooperates in good faith with our efforts, for a period not less than 30 days following such notice, or the Cure Period, to remedy the condition

•	notwithstanding such efforts, the good reason condition continues to exist; and

•	the named executive officer terminates his employment within 60 days after the end of the Cure Period. If we cure the good reason condition during the Cure Period, good reason shall be deemed not to have occurred.

Benefits

We currently maintain broad-based benefits that are provided to all employees, including health insurance, dental, life, vision and disability insurance; flexible spending accounts, employee stock purchase plan and a 401(k) plan.

Compensation Committee Interlocks and Insider Participation

During 2014, Messrs. David Barrett, David Orfao, and John Blaeser served as members of our compensation committee. No member of the compensation committee was an employee or officer of Imprivata during 2014, is a former officer of Imprivata, or had any other relationship with us requiring disclosure herein.

During the last fiscal year, none of our executive officers served as: (1) a member of the compensation committee (or other committee of the Board of Directors performing equivalent functions or, in the absence of any such committee, the entire Board of Directors) of another entity, one of whose executive officers served on our compensation committee; (2) a director of another entity, one of whose executive officers served on our compensation committee; or (3) a member of the compensation committee (or other committee of the Board of Directors performing equivalent functions or, in the absence of any such committee, the entire Board of Directors) of another entity, one of whose executive officers served on our Board of Directors.

Report of the Compensation Committee of the Board of Directors

The compensation committee of the Board of Directors of Imprivata, Inc. (the “Company”) has reviewed and discussed the foregoing executive compensation section with management. Based on the review and discussions, the compensation committee recommended to the Board of Directors of the Company that such executive compensation section be included in this Proxy Statement.

The information contained in this compensation committee report shall not be deemed to be “soliciting material,” “filed” or incorporated by reference into any past or future filing under the Securities Exchange Act of 1934 or the Securities Act of 1933 unless and only to the extent that the Company specifically incorporates it by reference.

Compensation Committee

David Barrett (Chairperson)

David Orfao, and

John Blaeser

RELATED PARTY TRANSACTIONS

Certain Relationships and Transactions

In 2014, there was not, and there is not currently proposed, any transaction or series of similar transactions to which we were or will be a party for which the amount involved exceeds or will exceed $120,000 and in which any director, executive officer, holder of 5% or more of any class of our capital stock or any member of their immediate family had or will have a direct or indirect material interest.

Procedures for Approval of Related Party Transactions

Our Board of Directors reviews and approves transactions with directors, officers and holders of 5% or more of our capital stock and their affiliates, each of whom we refer to as a related party. We have adopted a written related party transaction approval policy that governs the review of related party transactions. Pursuant to this policy, our audit committee shall review the material facts of all related party transactions. The audit committee shall take into account, among other factors that it deems appropriate, whether the related party transaction is on terms no less favorable to us than terms generally available in a transaction with an unrelated third party under the same or similar circumstances and the extent of the related party’s interest in the related party transaction. Further, when stockholders are entitled to vote on a transaction with a related party, the material facts of the related party’s relationship or interest in the transaction are disclosed to the stockholders, who must approve the transaction in good faith.

TRANSACTION OF OTHER BUSINESS

The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the Annual Meeting, the persons appointed in the accompanying proxy intend to vote the shares represented thereby in accordance with their best judgment on such matters, under applicable laws.

ADDITIONAL INFORMATION

Procedures for Submitting Stockholder Proposals

Requirements for Stockholder Proposals to be Brought Before the Annual Meeting. Our bylaws provide that, for nominations of persons for election to our Board of Directors or other proposals to be considered at an annual meeting of stockholders, a stockholder must give written notice to our Corporate Secretary at Imprivata, Inc., 10 Maguire Road, Building 1, Suite 125, Lexington, MA 02421, not later than the close of business 90 days, nor earlier than the close of business 120 days, prior to the first anniversary of the date of the preceding year’s annual meeting. However, the bylaws also provide that in the event the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice must be delivered not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made. Any nomination must include all information relating to the nominee that is required to be disclosed in solicitations of proxies for election of directors in election contests or is otherwise required under Regulation 14A of the Exchange Act, the person’s written consent to be named in the Proxy Statement and to serve as a director if elected and such information as we might reasonably require to determine the eligibility of the person to serve as a director. As to other business, the notice must include a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting, and any material interest of such stockholder (and the beneficial owner) in the proposal. The proposal must be a proper subject for stockholder action. In addition, to make a nomination or proposal, the stockholder must be of record at the time the notice is made and must provide certain information regarding itself (and the beneficial owner), including the name and address, as they appear on our books, of the stockholder proposing such business, the number of shares of our capital stock which are, directly or indirectly, owned beneficially or of record by the stockholder proposing such business or its affiliates or associates (as defined in Rule 12b-2 promulgated under the Exchange Act) and certain additional information.

The advance notice requirements for the Annual Meeting, which is the first annual meeting following the initial public offering of our common stock, are as follows: a stockholder’s notice shall be timely if delivered to our Secretary at the address set forth above not later than the close of business on the later of the 90th day prior to the scheduled date of the Annual Meeting or the 10th day following the day on which public announcement of the date of the Annual Meeting is first made or sent by us.

Requirements for Stockholder Proposals to be Considered for Inclusion in the Company’s Proxy Materials. In addition to the requirements stated above, any stockholder who wishes to submit a proposal for inclusion in our proxy materials must comply with Rule 14a-8 promulgated under the Exchange Act. For such proposals to be included in our proxy materials relating to our 2016 annual meeting of stockholders, all applicable requirements of Rule 14a-8 must be satisfied and we must receive such proposals no later than December 14, 2015. Such proposals must be delivered to our Corporate Secretary, c/o Imprivata, Inc., 10 Maguire Road, Building 1, Suite 125, Lexington, MA 02421.

0000241941_1 R1.0.0.51160
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For All Withhold All For All Except To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote
FOR the following:
1. Election of Directors
Nominees
01 Omar Hussain 02 David Orfao
The Board of Directors recommends you vote FOR proposals 2 and 3. For Against Abstain
2 Ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2015; and
3 Approve the amendment to the 2014 Employee Stock Purchase Plan.
NOTE: Transact any other business that properly comes before the Annual Meeting (including adjournments and postponements thereof).
For address change/comments, mark here.
(see reverse for instructions)
Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.
Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

0000241941_2 R1.0.0.51160
Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Annual Report is/are available at www.proxyvote.com.
IMPRIVATA, INC.
Annual Meeting of Stockholders
May 12, 2015 1:00 PM
This proxy is solicited by the Board of Directors
The stockholder(s) hereby appoints Jeff Kalowski, Chief Financial Officer and John Milton, Vice President, General Counsel and Corporate Secretary, or either of them, as proxies, each with the power to appoint (his/her) substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common stock of IMPRIVATA, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of stockholder(s) to be held at 1:00 PM, EST on May 12, 2015, at Goodwin Procter LLP located at 53 State Street, Boston, MA 02109, and any adjournment or postponement thereof.
This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.
Address change/comments:
(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)
Continued and to be signed on reverse side